Exhibit 99.1

April 5, 2011	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Enters Into New $1.2 Billion, Five-year Credit Facility

TULSA, Okla. – April 5, 2011 – ONEOK, Inc. (NYSE:OKE) announced today that it has entered into a new $1.2 billion, five-year senior unsecured revolving credit facility with a syndicate of 18 banks, led by Bank of America Merrill Lynch, JPMorgan Securities and RBS Securities Inc. The new credit facility replaces the existing $1.2 billion, five-year senior unsecured revolving credit facility that matures in June 2011.

The credit facility will include a $100 million sublimit for the issuance of standby letters of credit and will also feature an increase option permitting ONEOK to increase the size of the facility to an aggregate of $1.7 billion.

“We are pleased with the strong support from our bank syndicate group,” said Robert F. Martinovich, ONEOK senior vice president, chief financial officer and treasurer. “This new facility will be used to support the company’s commercial paper program, working capital requirements and other general corporate purposes.”

The new credit facility expires in April 2016.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 42.8 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a FORTUNE 500 company and is included in Standard & Poor’s (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

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